[SOUTHERN STAR CENTRAL CORP. LOGO]

News Release

Southern Star Central Corp.

Date:

April 13, 2006

Contact:	Susanne Harris	Gayle Hobbs
	Southern Star (investor relations)	Southern Star (media relations)
	(270) 852-5000 susanne.w.harris@sscgp.com	(270) 852-4503 gayle.b.hobbs@sscgp.com

Southern Star Announces Closing of Note Offerings

Owensboro, KY - - (BUSINESS WIRE) - - April 13, 2006 - - Southern Star Central Corp. (Southern Star) announced today that it has closed its private placement offering of $200 million in aggregate principal amount of 6 ¾% senior notes due 2016.  Southern Star also announced today that its wholly owned operating subsidiary, Southern Star Central Gas Pipeline, Inc. (Central), closed its concurrent private placement offering of $230 million in aggregate principal amount of 6% senior notes due 2016.  Each of Southern Star and Central used the net proceeds of its offering to repay its existing indebtedness and to pay related fees and expenses.

Southern Star also announced today that it had accepted notes tendered for payment pursuant to its previously announced cash tender offer and consent solicitation for any and all of its outstanding $180,000,000 aggregate principal amount of 8 ½% Senior Secured Notes due 2010 (Senior Secured Notes).  Southern Star expects to accept for payment $176,915,000 principal amount of Senior Secured Notes, which represent 98.29% of the outstanding aggregate principal amount of the Senior Secured Notes.

Central has also accepted notes tendered for payment pursuant to its previously announced cash tender offer and consent solicitation for any and all of its outstanding $175,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2006 (Senior Notes).  Central expects to accept for payment $155,135,000.00 aggregate principal amount of Senior Notes, which represents 88.65% of the outstanding aggregate principal amount of Senior Notes.

Both tender offers remain open until 11:59 p.m., New York City time, on April 20, 2006.

The Information Agent and the Tender Agent for the tender offers is D.F. King & Co., Inc.  Requests for copies of either Offer to Purchase and related documents thereto may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-269-5550 (banks and brokerage firms).

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or pursuant to an applicable exemption from such registration requirements.  This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The tender offers and consent solicitations are made solely by means of the applicable Offer to Purchase.

CONTACT:  Southern Star Central Corp.

Susanne Harris, Chief Financial Officer, 270-852-5000

Southern Star Central Corp., headquartered in Owensboro, Kentucky, owns Southern Star Central Gas Pipeline, Inc. an interstate natural gas transmission system spanning approximately 6,000 miles in the Midwest and Mid-continent regions of the United States.  Southern Star’s pipeline facilities are located throughout Kansas, Oklahoma, Nebraska, Missouri, Wyoming, Colorado and Texas.  It serves major markets such as the Kansas City metropolitan area, Wichita, Kansas and the Joplin/Springfield, Missouri areas.  For news releases, or for more information about Southern Star, visit the company website at www.southernstarcentralcorp.com.

Safe Harbor Statement

The information in this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify some of the statements that are forward-looking.  These statements are based on management’s beliefs and assumptions and on information currently available to management.  Actual results could differ materially from those contemplated by the forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following: future utilization of pipeline capacity, which can depend on energy prices and the prices for natural gas available on Southern Star’s system, competition from other pipelines and alternative fuels, the general level of natural gas demand, decisions by customers not to renew expiring natural gas transportation contracts, adequate supplies of natural gas, the construction or abandonment of gas customer facilities, weather conditions and other factors beyond Southern Star’s control; operational risks and limitations of Southern Star’s pipeline system and of interconnected pipeline systems; changes in federal, state or local laws and regulations to which Southern Star is subject, including allowed rates of return and related regulatory matters, and tax, environmental and employment laws and regulations; the ability of Southern Star’s customers to pay for its services; the ability to obtain governmental and regulatory approval of various expansion projects; the cost and effects of legal and administrative proceedings; the effect of accounting interpretations and changes in accounting policies; and changes in general economic, market or business conditions.

Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Southern Star assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

Endnotes

Exhibit 99.1